Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-170211, 333-179810, 333-186065, 333-193437 and 333-201678) pertaining to the 2010 Equity Incentive Plan, 2010 Employee Stock Purchase Plan, and 2010 Outside Director Equity Incentive Plan of Pacific Biosciences of California, Inc. and the Registration Statements on Form S-3 (Nos. 333-180533, 333-187363 and 333-199891) and related Prospectuses of  Pacific Biosciences of California, Inc. of our reports dated March 12, 2015, with respect to the consolidated financial statements of Pacific Biosciences of California, Inc. and the effectiveness of internal control over financial reporting of Pacific Biosciences of California, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

 /s/ Ernst & Young LLP

Redwood City, California

March 12, 2015